Exhibit 99(a)

Esurance Inc.

401(k) Plan

Financial Statements

December 31, 2008 and 2007

ESURANCE INC.

401(k) PLAN

Financial Statements and Supplemental Schedules

December 31, 2008 and 2007

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits	3
Statements of Changes in Net Assets Available for Benefits	4
Notes to Financial Statements	5

Supplemental Schedules as of and for the year ended December 31, 2008	13

Schedule H, Line 4a - Schedule of Nonexempt Transactions
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and
Plan Administrator of the
Esurance Inc.

401(k) Plan

We have audited the financial statements of the Esurance Inc. 401(k) Plan (the Plan) as of December 31, 2008 and 2007, and for the years then ended, as listed in the accompanying table of contents.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Plan’s internal control over financial reporting.  Our audits included consideration over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by the Plan’s management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and 2007, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedules, as listed in the accompanying table of contents, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Mohler, Nixon & Williams

MOHLER, NIXON & WILLIAMS

Accountancy Corporation

Campbell, California

June 17, 2009

ESURANCE INC.

401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2008	2007

Assets:
Investments, at fair value	$17,667,722	$19,282,678
Participant loans	823,313	565,988

Assets held for investment purposes	18,491,035	19,848,666

Employer’s contribution receivable	2,566	—
Participants’ contributions receivable	885	—
Earnings receivable	26	—

Total assets	18,494,512	19,848,666

Liabilities:
Excess contributions refundable	76,919	—

Net assets available for benefits at fair value	18,417,593	19,848,666

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	243,799	8,926

Net assets available for benefits	$18,661,392	$19,857,592

See notes to financial statements.

ESURANCE INC.

401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Year ended
	December 31,
	2008	2007

Additions to net assets attributed to:
Investment income:
Dividends and interest	$454,598	$1,141,469
Net realized and unrealized depreciation in fair value of investments	(7,846,639)	(41,818)

	(7,392,041)	1,099,651

Contributions:
Employer’s	1,762,137	1,631,189
Participants’	5,570,443	5,633,761

	7,332,580	7,264,950

Total additions	(59,461)	8,364,601

Deductions from net assets attributed to:
Withdrawals and distributions	1,110,563	1,256,704
Administrative expenses	26,176	22,223

Total deductions	1,136,739	1,278,927

Net increase (decrease) in net assets	(1,196,200)	7,085,674

Net assets available for benefits:
Beginning of year	19,857,592	12,771,918

End of year	$18,661,392	$19,857,592

See notes to financial statements.

ESURANCE INC.

401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

NOTE 1 - THE PLAN AND ITS SIGNIFICANT ACCOUNTING POLICIES

General - The following description of the Esurance Inc. 401(k) Plan (the Plan) provides only general information.  Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

The Plan is a defined contribution plan that was established in 2000 by Esurance Inc. (the Company) to provide benefits to eligible employees, as defined in the Plan document.  The Plan is currently designed to be qualified under the applicable requirements of the Internal Revenue Code, as amended, and the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

The Company is a wholly-owned subsidiary of White Mountains Insurance Group, Ltd. (the Parent).

During 2007, certain employees of New Jersey Skylands Insurance Company (NJS), which is partially owned by the Parent, transferred to Esurance.  Effective July, 1, 2007, all eligible transferred NJS employees were allowed to participate in the Plan.

Administration - The Company has appointed an Administrative Committee (the Committee) to manage the operation and administration of the Plan.  The Company has contracted with MG Trust Company (MG Trust), also known as Matrix Capital Bank, to act as custodian and with Digital Retirement Solutions, Inc. (DRS) to act as the third-party administrator to process and maintain the records of participant data.  Substantially all expenses incurred for administering the Plan are paid by the Company.

Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and changes therein, and disclosure of contingent assets and liabilities.  Actual results could differ from those estimates.

Basis of accounting - The financial statements of the Plan are prepared on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Forfeited accounts - Forfeited nonvested accounts will be used to pay Plan expenses or to reduce future employer contributions.

Investments - Investments of the Plan are held by MG Trust and invested based solely upon instructions received from participants.  The Plan investments include the following:

•                  Various mutual funds that are actively traded on public stock exchanges at quoted market prices;

•                  The White Mountains Insurance Unitized Stock Fund (Parent company stock) which comprises common shares of the Parent that are also traded on a public stock exchange at quoted market prices, plus small amounts of non-interest-bearing cash.  The value of this Fund is exactly equal to the sum of the market value of the shares held plus the face value of the cash.

•                  Wells Fargo Stable Value Fund (a Common/collective trust) that is traded over-the-counter at quoted market prices.  This fund invests 100% in a Wells Fargo Stable Return Fund, which in turn holds (a) investment contracts issued by a financial institution to provide a stated rate of return for a specified period of time, and (b) security-backed contracts comprised of fixed-income securities and contract value guarantees (wrappers) provided by an outside party.  Wrappers provide contract value payments for certain participant-initiated withdrawals and transfers, a floor crediting rate, and return of fully accrued contract value at maturity.

There are several risks specific to investment contracts.  One of the primary risks involved is credit risk of the contract issuer.  Credit risk for security-backed contracts includes risks arising from potential inability of the issuer to meet the terms of the contract wrapper and the potential default of the underlying fixed-income securities.  Secondly, liquidity is limited because of the unique characteristics of investment contracts and the absence of an actively traded secondary market.  Interest rate risk is also present because rates may be fixed with these products.

The Wells Fargo Stable Value Fund is considered a fully-benefit-responsive contract.  Although all investment contracts held by a defined contribution plan are required to be reported at fair value, an adjustment from fair value to contract value is presented for fully-benefit-responsive contracts because contract value reflects the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  The statements of changes in net assets available reflect changes in fully-benefit-responsive contracts at contract value.

•                  Plan participant loans, reported at remaining principle and accrued interest as of the reporting date, which approximates fair value.

Purchases and sales are recorded on a trade-date basis.  Interest income is recognized on an accrual basis and dividends are recorded on the ex-dividend date.  Net appreciation (depreciation) reflects the Plan’s gains and losses on investments held and investments sold during the year.

Income taxes - The Plan has adopted a prototype plan that has received an opinion letter from the Internal Revenue Service.  The Company believes that the Plan is operated in accordance with, and qualifies under, the applicable requirements of the Internal Revenue Code and related state statutes, and that the trust, which forms a part of the Plan, is exempt from federal income and state franchise taxes.

Risks and uncertainties - The Plan provides for various investment options in any combination of investment securities offered by the Plan.  Investment securities are exposed to various risks, such as interest rate, market fluctuations and credit risks.  Due to the risk associated with certain investment securities, it is at least reasonably possible that changes in market values, interest rates or other factors in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

NOTE 2 - FAIR VALUE MEASUREMENTS

On January 1, 2008, the Plan adopted SFAS No. 157, Fair Value Measurements, which establishes a framework for measuring fair value.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).  The three levels of the fair value hierarchy under the standard are described below:

Level 1 -                   Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2 -                   Inputs to the valuation methodology include:

•                  Quoted market prices for similar assets or liabilities in active markets;

•                  Quoted prices for identical or similar assets or liabilities in inactive markets;

•                  Inputs other than quoted prices that are observable for the asset or liability;

•                  Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 -                   Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The White Mountains Insurance Unitized Stock Fund, and other mutual funds are valued based on the closing quoted stock exchange price, and the Wells Fargo Stable Value Fund is valued based on the closing quoted over-the-counter price as of the reporting date.  The participant loans are valued based on the remaining principle and accrued interest as of the reporting date.  The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2008:

	Level 1	Level 2	Level 3	Total

Mutual funds	$13,200,689	$—	$—	$13,200,689
Parent company stock	124,334	—	—	124,334
Common/collective trust	—	4,342,699	—	4,342,699
Participant loans	—	—	823,313	823,313

Total assets	$13,325,023	$4,342,699	$823,313	$18,491,035

The following is a reconciliation of beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (level 3) during the year ended December 31, 2008:

Participant loans

January 1, 2008	$565,988

Purchases, issuances and settlements (net)	257,325

December 31, 2008	$823,313

NOTE 3 - RELATED PARTY TRANSACTIONS

Aggregate investment in Parent company common stock at December 31, 2008 and 2007 was as follows:

Date	Number of shares	Fair value
2008	465.48	$124,334
2007	338.57	$174,042

NOTE 4 - PARTICIPATION AND BENEFITS

Participant contributions - Participants may elect to have the Company contribute their eligible pre-tax or Roth after-tax compensation to the Plan up to the amount allowable under the Plan document and current income tax regulations.  Participants who elect to have the Company contribute a portion of their compensation to the Plan agree to accept an equivalent reduction in taxable compensation.  Contributions withheld are invested in accordance with the participant’s direction.  If a participant does not make an election to contribute pre-tax compensation or waive contribution, there is a Plan provision for automatic enrollment at a 3% contribution level.

Participants are also allowed to make rollover contributions of amounts received from other tax-qualified employer-sponsored retirement plans.  Such contributions are deposited in the appropriate investment funds in accordance with the participant’s direction and the Plan’s provisions.

Employer contributions - The Company is allowed to make discretionary matching and profit sharing contributions as defined in the Plan and as approved by the Board of Directors.  During 2008 and 2007, the Company matched 50% of participant’s deferrals up to 6% of eligible compensation.  No discretionary profit sharing contribution has been made for the years ended December 31, 2008 or 2007.

Vesting - Participants are immediately vested in their contributions.  Participants are fully vested in the employer’s discretionary matching and profit sharing contributions allocated to their account after three years of credited service.

Participant accounts - Each participant’s account is credited with the participant’s contribution, Plan earnings or losses and an allocation of the Company’s contributions, if any.  Allocations of the Company’s contributions are based on participant contributions or eligible compensation, as defined in the Plan.

Payment of benefits - Upon termination, the participants or beneficiaries may elect to leave their account balance in the Plan, or receive their total benefits in a lump sum.  The Plan does not allow for automatic lump sum distribution nor automatic IRA rollover of participant vested account balances.

Loans to participants - The Plan allows participants to borrow not less than $1,000 and up to the lesser of $50,000 or 50% of their vested account balance.  The loans are secured by the participant’s vested balance.  Such loans bear interest at the available market financing rates and must be repaid to the Plan within a five-year period, unless the loan is used for the purchase of a principal residence in which case the maximum repayment period is up to 30 years.  The specific terms and conditions of such loans are established by the Committee.  Outstanding loans at December 31, 2008 carry interest rates ranging from 5.25% to 10.25%.

NOTE 5 - INVESTMENTS

The following table presents the fair values of the investment funds that include 5% or more of the Plan’s net assets in either year as of December 31:

	2008	2007

Wells Fargo Stable Value Fund	$4,342,699	$2,958,164
Davis NY Venture Fund	1,202,550	1,515,011
MFS International New Discovery Fund	969,913	1,423,115
Janus Advisor Forty Fund	896,172	1,183,090
American Funds Growth Fund R4	1,235,058	1,500,214
American Funds Bond Fund Am R4	1,447,680	1,166,029
John Hancock Classic Value Fund		1,088,404
Munder Mid-Cap Core Growth A Fund	872,162	1,351,475
Oppenheimer Small & Mid Cap Value Fund	774,042	1,252,953
Thornburg International Value Fund	985,641	1,436,555
Black Rock S&P 500 Index Fund	1,013,021	1,162,621
American Funds EuroPacific R4 Fund	1,097,663	1,298,389
Other funds individually less than 5% of net assets	3,654,434	2,512,646

Assets held for investment purposes	$18,491,035	$19,848,666

The Plan’s investments appreciated (depreciated) in value as follows for the years ended December 31:

	2008	2007

Mutual funds	$(7,871,840)	$(120,303)
Common stock	(107,124)	(12,545)
Common/collective trust	132,325	91,030

	$(7,846,639)	$(41,818)

NOTE 6 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31:

	2008	2007

Net assets available for benefits per the financial statements	$18,661,392	$19,857,592

Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(243,799)	(8,926)

Net assets available for benefits per Form 5500	$18,417,593	$19,848,666

The following is a reconciliation of the affected components of the changes in net assets available for benefits per the financial statements to Form 5500 for the years ended December 31:

	Amount per
	the financial		Amount per
	statements	Adjustment	Form 5500

2008 Net investment income	$(7,392,041)	$(234,872)	$(7,626,913)

2007 Net investment income	$1,099,651	$(8,926)	$1,090,725

NOTE 7 - PLAN TERMINATION OR MODIFICATION

The Company intends to continue the Plan indefinitely for the benefit of its participants; however, it reserves the right to terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA.  In the event the Plan is terminated in the future, participants would become fully vested in their accounts.

SUPPLEMENTAL SCHEDULES

ESURANCE INC.	EIN: 26-0034575
401(k) PLAN	PLAN #001

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2008

Identity of issue, borrower,		Description of investment including maturity date,	Current
lessor or similar party		rate of interest, collateral, par or maturity value	value

	Cash	Non-interest Bearing	$27,360
	Wells Fargo Stable Value Fund	Common/Collective Trust	4,342,699
	Davis NY Venture Fund	Mutual Fund	1,202,550
	MFS International New Discovery Fund	Mutual Fund	969,913
	Janus Advisor Forty Fund	Mutual Fund	896,172
	American Funds Growth Fund R4	Mutual Fund	1,235,058
	American Funds New World Fund R4	Mutual Fund	49,558
	Eaton Vance Large Cap Value A Fund	Mutual Fund	929,861
	American Funds Bond Fund Am R4	Mutual Fund	1,447,680
	Munder Mid-Cap Core Growth A Fund	Mutual Fund	872,162
	Oppenheimer Small & Mid Cap Value Fund	Mutual Fund	774,042
	Thornburg International Value Fund	Mutual Fund	985,641
	Black Rock S&P 500 Index Fund	Mutual Fund	1,013,021
	Black Rock Small Cap Growth Equity A Fund	Mutual Fund	495,453
	American Funds EuroPacific R4 Fund	Mutual Fund	1,097,663
*	White Mountains Insurance Unitized Stock Fund	Company Stock Fund	124,334
	Goldman Sachs Mid Cap Value Fund	Mutual Fund	740,097
	DWS Dreman Small Cap Value Fund	Mutual Fund	237,808
	Davis Real Estate Fund	Mutual Fund	226,650
*	Participant loans	Interest rates ranging from 5.25% to 10.25%	823,313

		Total	$18,491,035

* Party-in-interest

ESURANCE INC.	EIN: 26-0034575
401(k) PLAN	PLAN #001

SCHEDULE H, LINE 4a - SCHEDULE OF NONEXEMPT TRANSACTIONS

YEAR ENDED DECEMBER 31, 2008

Identity of party involved	Relationship	Description	Amount

Esurance Inc.	Employer	Delinquent contributions	$895